Exhibit 99.1

ASPREVA PROVIDES UPDATE ON LUPUS NEPHRITIS DEVELOPMENT PROGRAM

Victoria, B.C., Canada - September 10, 2007 - Aspreva Pharmaceuticals Corporation (NASDAQ: ASPV; TSX: ASV) today announced that Aspreva and Roche have decided not to proceed with a regulatory submission at this time for CellCept as an induction therapy for lupus nephritis.

Preliminary results from the induction stage of Aspreva’s phase III clinical trial comparing CellCept (oral mycophenolate mofetil, MMF) to intravenous cyclophosphamide (IVC) for inducing treatment response in patients with lupus nephritis were released in June 2007. These initial results showed that, although response rates were similar in both arms of the study, the induction stage of the trial did not meet its primary objective of demonstrating that MMF was superior to IVC in inducing treatment response in this disease.

As previously announced, Aspreva intends to present the full results and analysis of the induction phase of the trial at an upcoming scientific forum.

“Although we believe that the data from this first part of the study does not adequately support a regulatory submission, we are proud of the increased spotlight that lupus nephritis has received thus far as a result of our work to evaluate a treatment option for this disease, for which there has not been a new drug approved in over forty years,” said Dr. J. William Freytag, Aspreva’s Chairman and CEO.

Dr. Freytag added, “By conducting this trial, Aspreva has and will continue to have an impact on informing clinical decisions in the treatment of lupus nephritis and, with the maintenance phase of our lupus nephritis trial still in progress, we are committed to further increasing the body of scientific evidence to support the better understanding of the treatment options available to patients with this disease.”

Aspreva’s lupus nephritis study is one of the largest phase III studies ever conducted in lupus nephritis. This two-phase induction to maintenance study was designed as a randomized open label comparison of MMF with IVC for the first six months (induction phase), followed by a double-blind comparison of MMF to azathioprine for up to three years (maintenance phase).

The patients who successfully completed the induction phase of the lupus nephritis study were re-randomized into the maintenance phase, a blinded study comparing MMF to azathioprine in maintaining remission and renal function in subjects with lupus nephritis.  Patients will remain in this study until they have a relapse of disease, need a treatment that the protocol does not allow, or withdraw for any other reason. The study will continue until a predetermined number of patients have left the study or for a maximum of 36 months.

About Lupus Nephritis
Systemic lupus erythematosus (SLE), commonly called lupus, is a chronic autoimmune disease that causes the body to attack its own tissues and joints.

Lupus nephritis, considered life-threatening, but rare, is the most serious manifestation of SLE.  If left untreated, it can lead to kidney failure, need of dialysis, and potentially death.  It is a complicated disease as patients typically fluctuate between periods of intense disease activity, during which the patient’s own immune system is actively attacking and causing damage in their kidney, and periods of remission.  Aspreva estimates that there are about 600,000 diagnosed lupus nephritis patients worldwide.

There have been no new approved treatment options for SLE or lupus nephritis in the United States in over forty years.  Current induction treatments involve the off-label use of existing cancer drugs such as cyclophosphamide, steroids, and immunosuppressants such as azathioprine.  These treatments can also have life-threatening side effects that can be worse than the disease itself.  Since the disease is more prevalent in women and tends to manifest itself when they are of child-bearing age, drugs that adversely affect fertility can also compound the negative impact of the disease on a patient’s quality of life.

It is important to note that MMF is not currently approved by the FDA for the treatment of any autoimmune disease.

About CellCept
CellCept (mycophenolate mofetil, MMF) is an immunosuppressant or anti-rejection drug approved for use in combination with other immunosuppressive drugs (cyclosporine and corticosteroids) for the prevention of rejection in patients receiving kidney, heart and liver transplants.

There are no adequate and well-controlled studies in pregnant women.  As CellCept has been shown to have teratogenic effects in animals at subclinical doses on a body surface area basis, it may cause fetal harm when administered to a pregnant woman.  CellCept should not be used in pregnant women unless the potential benefit justifies the potential risk to the fetus.  Women of childbearing potential should have a negative serum or urine pregnancy test with a sensitivity of at least 50 mIU/mL within one week prior to beginning therapy even where there has been a history of infertility, unless due to hysterectomy.

Women of childbearing potential must use effective contraception before beginning CellCept therapy, during therapy and for six weeks following discontinuation of therapy.  Two reliable forms of contraception must be used simultaneously unless abstinence is the chosen method.  If pregnancy occurs during treatment, the physician and patient should discuss the desirability of continuing the pregnancy (see complete product information).

Adverse events reported in>30% of renal, cardiac or liver transplant patients receiving CellCept (in combination with cyclosporine and corticosteroids) were pain, fever, headache, asthenia, anemia, leucopenia (patients should be monitored for neutropenia; dosing should be interrupted or the dose reduced if neutropenia develops), thrombocytopenia, leukocytosis, urinary tract infection, hypertension, hypotension, peripheral edema, hypercholesteremia, hypokalemia, hyperglycemia, creatinine, BUN and cough increased, hypomagnesemia, diarrhea, constipation, nausea, vomiting, respiratory infection, dyspnea, lung disorder, pleural effusion, tremor and insomnia.

Patients receiving immunosuppressant regimens are at increased risk of developing lymphomas and other malignancies, particularly of the skin.

Warning: Increased susceptibility to infection and the possible development of lymphoma may result from immunosuppression.  Only physicians experienced in immunosuppressive therapy and management of renal, cardiac or hepatic transplant patients should use CellCept.  Patients receiving the drug should be managed in facilities equipped and staffed with adequate laboratory and supportive medical resources.  The physician responsible for maintenance therapy should have complete information requisite for the follow-up of the patient.

About Aspreva Pharmaceuticals
Aspreva is a global pharmaceutical company focused on identifying, developing, and, upon approval, commercializing evidence-based medicines for patients living with less common diseases. Aspreva common stock is traded on the NASDAQ Global Select Market under the trading symbol "ASPV" and on the Toronto Stock Exchange under the trading symbol "ASV". Learn more at www.aspreva.com.

About Roche
Headquartered in Basel, Switzerland, Roche is one of the world’s leading research-focused healthcare groups in the fields of pharmaceuticals and diagnostics. As the world’s biggest biotech company and an innovator of products and services for the early detection, prevention, diagnosis and treatment of diseases, the Group contributes on a broad range of fronts to improving people’s health and quality of life. Roche is the world leader in in-vitro diagnostics and drugs for cancer and transplantation, a market leader in virology and active in other major therapeutic areas such as autoimmune diseases, inflammation, metabolic disorders and diseases of the central nervous system. In 2006 sales by the Pharmaceuticals Division totaled 33.3 billion Swiss francs, and the Diagnostics Division posted sales of 8.7 billion Swiss francs. Roche has R&D agreements and strategic alliances with numerous partners, including majority ownership interests in Genentech and Chugai, and invests approximately 7 billion Swiss francs a year in R&D. Worldwide, the Group employs about 75,000 people. Additional information is available on the Internet at www.roche.com.

For further information please contact:
Sage Baker
Vice President, IR & Corporate Communications
Aspreva Pharmaceuticals
250-744-2488 ext. 84270
sbaker@aspreva.com

“Safe Harbor” Statement
This news release contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 and forward-looking information within the meaning of applicable securities laws in Canada (collectively, “forward-looking statements”). The words “anticipates”, “believes”, “budgets”, “could”, “estimates”, “expects”, “forecasts”, “intends”, “may”, “might”, “plans”, “projects”, “schedule”, “should”, “will”, “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements in this news release include, but are not limited to, statements about: potential  regulatory submissions, strategy, future operations, clinical trials, prospects and plans of management; the effects of CellCept on patients; our expectations with respect to our existing collaboration agreement with Roche for the development of CellCept in autoimmune indications; and our lupus nephritis phase III clinical program underway with CellCept.

With respect to the forward-looking statements contained in this news release, we have made numerous assumptions regarding, among other things: our ability to predict the effects of CellCept on patients; our ability to continue our lupus nephritis phase III clinical program underway with CellCept, our ability to protect our intellectual property rights and to not infringe on the intellectual property rights of others; our ability to comply with applicable governmental regulations and standards; and our ability to succeed at establishing a successful commercialization program for any of our potential products.  Readers are cautioned that the plans, intentions or expectations disclosed in any forward-looking statements and underlying assumptions may not be achieved and that they should not place undue reliance on any forward-looking statement. Actual results or events could differ materially from the plans, intentions, expectations, and assumptions expressed or implied in any forward-looking statements as a result of numerous risks, uncertainties and other factors, including those relating to: difficulties or delays in the progress, timing and results of clinical trials and studies; difficulties or delays in obtaining regulatory approvals; the FDA may determine that the design and planned analysis of our clinical trials do not adequately address the trial objectives in support of our regulatory submission; future sales of CellCept may be less than expected; our future operating results are uncertain and likely to fluctuate; we may not be able to develop and obtain regulatory approval for CellCept in the treatment of autoimmune indications and any future products in our targeted indications; we may not be able to establish marketing and sales capabilities and the costs of launching CellCept in the treatment of autoimmune indications and any future products for our targeting indications may be greater than anticipated; the risk that we may not sustain our profitability; our ability to attract and retain collaborations relating to the development and commercialization of new indications; competition from other pharmaceutical or biotechnology companies; our ability to raise additional financing required to fund further research and development, clinical studies, and obtain regulatory approvals, on commercially acceptable terms or at all; economic and capital market conditions; our ability to obtain and protect patents and other intellectual property rights; our ability to operate without infringing the intellectual property rights of others; our ability to comply with applicable governmental regulations and standards; currency exchange rates; and our ability to successfully attract and retain skilled and experienced personnel.

For a more thorough discussion of the risks associated with Aspreva’s business, see the “Risk Factors” section in Aspreva’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, filed with the U.S. Securities and Exchange Commission at www.sec.gov and with securities regulatory authorities in Canada at www.sedar.com.  Although we have attempted to identify important risks, uncertainties and other factors that could cause actual results or events to differ materially from those expressed or implied in the forward-looking statements, there may be other factors that cause actual results or events to differ from those expressed or implied in the forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement and Aspreva undertakes no obligation to revise or update any forward-looking statements as a result of new information, future events or otherwise after the date hereof.